EX‑35.1

(logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 55 0 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of as of December 1, 2012, by and   among Wells Fargo Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Certificate Administrator, Tax Administrator and Custodian, Midland Loan Services, a division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor and U.S. Bank National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates WFRBS 2012-C10 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.             A review of the activities of the Servicer during the period from January 1, 2014 through December 31, 2014 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.             To the best of my knowledge, based on such review, the Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.

/s/  Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far